Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Faraday Future Intelligent Electric, Inc. on Form S-3 of our report dated March 9, 2023, except for the effects of the restatement discussed in Note 2, as to which the date is August 21, 2023, on the restated consolidated financial statements of Faraday Future Intelligent Electric, Inc. as of and for the year ended December 31, 2022, which appears in the Annual Report on Form 10-K/A of Faraday Future Intelligent Electric, Inc. for the year ended December 31, 2022. The report for Faraday Future Intelligent Electric, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Mazars USA LLP

New York, New York

August 28, 2023